Exhibit No.                      Description

Ex-99.1                                3rd Quarter 2011 Earnings Release

FOR IMMEDIATE RELEASE

CONTACT:          Thomas W. Schneider – President, CEO
                                James A. Dowd – Senior Vice President, CFO
                                Telephone:  (315) 343-0057

Pathfinder Bancorp, Inc. Announces Third Quarter Earnings

Oswego, New York, November 2, 2011 - Pathfinder Bancorp, Inc. (“Company”), the mid-tier holding company of Pathfinder Bank, (NASDAQ: PBHC) announced reported net income of $874,000 and basic earnings per share of $0.12 and diluted earnings per share of $0.11 for the three-month period ended September 30, 2011, compared to net income of $668,000 and basic and diluted earnings per share of $0.22 for the same period in 2010.  This decrease in basic and diluted earnings per share was due to the accelerated accretion on preferred stock totaling $470,000 or $0.19 per basic and diluted share related to the Company’s participation in and exit from the U. S. Treasury’s Capital Purchase Program (“CPP”).  The increase in net income was partially due to an improvement of $248,000 in net interest income, a decrease of $118,000 in the provision for loan losses, and a $205,000 increase in noninterest income, offset by a $256,000 increase in noninterest expense, all between comparable third quarter periods.  The Company’s return on average assets and return on average equity for the third quarter of 2011 were 0.83% and 9.97%, respectively, as compared to 0.68% and 8.46% for the same prior year period.  For the nine months ended September 30, 2011, the Company reported net income of $1.9 million, or $0.43 per basic share and $0.42 per diluted share, compared to $1.8 million, or $0.59 per basic and diluted share, for the nine months ended September 30, 2010.

“We are pleased with our overall operating results in this difficult economic climate”, said Thomas W. Schneider, President and CEO.  “Growth in revenues continues to be challenged in the current interest rate and regulatory environment, however, we continue to achieve balanced growth in our loan and deposit portfolios.  The balanced organic growth in our loan and deposit portfolio has helped mitigate some of these challenges.  Results have been favorably impacted by gains on sales resulting from investment portfolio restructuring.” added Mr. Schneider.

Net interest income for the three-month period ended September 30, 2011 was $3.6 million as compared to $3.4 million for the three-month period ended September 30, 2010, a $248,000 or 7.4% increase.  This increase in net interest income between comparable quarters was driven by an increase in the tax equivalent net interest margin of 6 basis points to 3.82% and an increase in average earning assets of $20.2 million, or 5.5%, to $384.5 million for the third quarter of 2011.  The improvement in tax equivalent net interest margin was caused by a decline in funding costs that was greater than the decline in yield on earning assets.  The decline in yield on average earning assets for the third quarter of 2011 was largely due to the decline in yield on our investment securities portfolio as the sales and maturities of higher yielding securities were replaced with current market rate debt securities.  As a result, average yield on this portfolio for the third quarter of 2011 was 2.99% as compared to 3.46% for the same prior year period, a decline of 47 basis points.  The decline in funding costs was due principally to maturing higher rate certificates of deposit being replaced with lower cost certificates of deposit reflecting current market rates.  The increase in average earning assets was principally centered in residential real estate loans where average balances increased $15.3 million, or 11.0%.

Noninterest income for the three-month period ended September 30, 2011 of $1.0 million, a $205,000 or 25.7% increase over the same period in 2010, was driven by a $325,000 increase in net investment securities gains on sales and redemptions.  The Company restructured a portion of its investment securities portfolio during the third quarter through the sale of approximately $10.0 million of taxable state and political subdivision securities and reinvested the majority of the associated proceeds into similar duration tax-exempt state and political subdivision securities.  As a result of falling interest rates and a significant mismatch between the demand for, and available supply of, bank qualified fixed income products in the current marketplace, significant gains were generated from the sale of the securities.  Service charges on deposit accounts were $283,000 for the third quarter of 2011, a $36,000 or 11.3% decrease from the third quarter of 2010 due largely to the reduction in fees from consumer extended overdrafts.

Noninterest expense for the third quarter of 2011 was $3.2 million as compared to $3.0 million for the third quarter of 2010, a $256,000 or 8.7% increase.  Personnel expenses totaled $1.8 million representing an increase of $246,000 over the third quarter of 2010.  The increase was principally related to additional personnel expenses associated with the expansion of our Cicero branch location, annual wage rate increases and recurring costs related to the Employee Stock Ownership Plan (“ESOP”) implemented in the third quarter of 2011.  Professional and other services were $219,000 for the third quarter of 2011, a 50% increase over the prior year period, and due largely to legal expenses relating to the ESOP plan and the exit from the CPP program and subsequent issuance of preferred stock pursuant to the Secretary of the Treasury’s Small Business Lending Fund.  Offsetting these increases was a decrease in the FDIC assessment expenses of $137,000 when comparing the three months ended September 30, 2011 with the same period in the prior year as the FDIC implemented a new assessment base and related rates which allowed smaller banking institutions to realize a decrease in overall assessment charges.

The Company recorded $145,000 in provision for loan losses for the three-month period ended September 30, 2011, as compared to $263,000 for the three-month period ended September 30, 2010, a $118,000 or 44.9% decrease.  Management continually evaluates the allowance for loan loss needs based on recent historical loss experience, current environmental factors and the level of impaired loans and their related specific reserves, and is confident that the current period provision adequately addresses these needs.  The allowance for loan losses as a percent of period end loans at September 30, 2011, December 31, 2010, and September 30, 2010 was 1.36%, 1.28%, and 1.29%, respectively.  Nonperforming loans to period end loans at these same dates were 1.46%, 2.08%, and 1.25%, respectively.

For the nine-month period ended September 30, 2011, the Company recorded net interest income of $10.7 million as compared to $9.9 million for the same period in 2010, a $765,000 or 7.7% increase.  This increase was driven by a 5 basis point increase in tax equivalent net interest margin to 3.78% for the nine-month period ended September 30, 2011.  Average earning assets for the nine-month period ended September 30, 2011 were $382.2 million as compared to $359.7 million, a $22.5 million or 6.3% increase due principally to an increase of $15.0 million in average residential real estate loans to $151.4 million.

Noninterest income for the nine-month period ended September 30, 2011 was $2.6 million as compared to $2.2 million, a $424,000 or 19.5% increase, largely due to net investment securities gains on sales and redemptions which represents a $619,000 increase over the prior year to date period.  Partially offsetting this increase was a $197,000 decrease in service charges on deposit accounts, due to the previously mentioned decrease in consumer extended overdraft fees.

Noninterest expense for the nine-month period ended September 30, 2011 was $9.9 million as compared to $8.7 million for the same period in 2010, an increase of $1.2 million or 13.7%.  Personnel expenses increased $659,000 due principally to the staffing of the new Cicero Branch location, pension costs, implementation of the ESOP, and annual wage rate increases.  Additionally, advertising expenses increased $166,000 largely related to the expansion of our Cicero branch location.  Other expenses increased $235,000 as a result of increases from a combination of community services donations,  travel and training, and foreclosed real estate expense.  These increases were partially offset by a decrease in FDIC assessment expenses of $70,000, all between comparable nine-month periods.

The Company recorded $670,000 in provision for loan losses for the nine-month period ended September 30, 2011, as compared to $788,000 for the same prior year period, a $118,000 or 15% decrease.  Net charge-offs for the 2011 year-to-date period were $315,000 as compared to $283,000 for the 2010 year-to-date period, a $32,000 or 11.3% increase.  This increase in net charge-offs for the current year period was provided for through the Company’s provision for loan losses in prior periods.

Total assets at September 30, 2011 were $420.4 million, as compared to $408.5 million and $405.8 million at December 31, 2010 and September 30, 2010, respectively.  Total loans at these same dates were $294.3 million, $285.3 million, and $278.4 million, respectively.

About Pathfinder Bancorp, Inc

Pathfinder Bancorp, Inc. is the mid-tier holding company of Pathfinder Bank, a New York chartered savings bank headquartered in Oswego, New York.  The Bank has eight full service offices located in its market area consisting of Oswego County and northern Onondaga County.  Financial highlights for Pathfinder Bancorp, Inc. are attached.  Presently, the only business conducted by Pathfinder Bancorp, Inc. is the 100% ownership of Pathfinder Bank and Pathfinder Statutory Trust II.

This release may contain certain forward-looking statements, which are based on management's current expectations regarding economic, legislative, and regulatory issues that may impact the Company's earnings in future periods.  Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and economic, competitive, governmental, regulatory, and technological factors affecting the Company's operations, pricing, products, and services.

PATHFINDER BANCORP, INC.
FINANCIAL HIGHLIGHTS
(dollars in thousands except per share amounts)

	For the three months		For the nine months
	ended September 30,		ended September 30,
	(Unaudited)		(Unaudited)
	2011	2010	2011	2010

Condensed Income Statement
Interest and dividend income	$4,693	$4,585	$13,966	$13,530
Interest expense	1,073	1,213	3,282	3,611
Net interest income	3,620	3,372	10,684	9,919
Provision for loan losses	145	263	670	788
	3,475	3,109	10,014	9,131
Noninterest income excluding net gains on sales of
securities, loans and foreclosed real estate	614	644	1,847	2,045
Net gain on sales of securities,
loans and foreclosed real estate	389	154	751	129
Noninterest expense	3,208	2,952	9,894	8,706
Income before income taxes	1,270	955	2,718	2,599
Provision for taxes	396	287	831	780
Net Income	$874	$668	$1,887	$1,819
Preferred stock dividends and discount accretion	581	115	816	346
Net income available to common shareholders	$293	$553	$1,071	$1,473

Key Earnings Ratios
Return on average assets	0.83%	0.68%	0.61%	0.62%
Return on average equity	9.97%	8.46%	7.69%	7.90%
Net interest margin (tax equivalent)	3.82%	3.76%	3.78%	3.73%

Share and Per Share Data
Basic weighted average shares outstanding	2,493,176	2,484,832	2,487,685	2,484,832
Basic earnings per share*	$0.12	$0.22	$0.43	$0.59
Diluted weighted average shares outstanding	2,546,978	2,484,832	2,536,288	2,484,832
Diluted earnings per share*	$0.11	$0.22	0.42	0.59
Cash dividends per share	$0.03	$0.03	0.09	0.09
Book value per common share at September 30, 2011 and 2010			10.08	10.20

*Basic and diluted earnings per share are calculated based upon net income available to common shareholders after preferred stock dividends and discount accretion
Weighted average shares outstanding do not include unallocated ESOP shares.

	September 30,	December 31,	September 30,
	2011	2010	2010
Selected Balance Sheet Data
Assets	$420,446	$408,545	$405,786
Earning assets	388,935	380,154	373,897
Total loans	294,292	285,296	278,429
Deposits	343,054	326,502	327,927
Borrowed Funds	28,101	41,000	35,000
Allowance for loan losses	4,003	3,648	3,582
Trust Preferred Debt	5,155	5,155	5,155
Shareholders' equity	39,382	30,592	31,535

Asset Quality Ratios
Net loan charge-offs (annualized) to average loans	0.15%	0.18%	0.14%
Allowance for loan losses to period end loans	1.36%	1.28%	1.29%
Allowance for loan losses to nonperforming loans	93.44%	61.58%	102.90%
Nonperforming loans to period end loans	1.46%	2.08%	1.25%
Nonperforming assets to total assets	1.15%	1.54%	0.95%